Exhibit 10.29

PIPER JAFFRAY COMPANIES
MUTUAL FUND RESTRICTED SHARE INVESTMENT PLAN

MUTUAL FUND RESTRICTED SHARE AGREEMENT
(201_ Annual Grant)

Name of Employee:		Date of Award:
Shares Covered:*
Advisory Research All Cap Value Fund (ADVGX)
Advisory Research Global Value Fund (ADVWX)
Advisory Research MLP & Energy Income Fund (Class I: INFIX)

Vesting Schedule pursuant to Section 2:
No. of Restricted Mutual Fund Shares
Vested as of Each Date
Vesting Date(s)	Advisory Research All Cap Value Fund	Advisory Research Global Value Fund	Advisory Research MLP & Energy Income Fund
February 15, 201_
February 15, 201_
February 15, 201_

* Subject to adjustment in accordance with the terms of this Agreement.

This is a Mutual Fund Restricted Share Agreement (“Agreement”) between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the above-named employee of the Company or an Affiliate of the Company (the “Employee”). The Company maintains the Piper Jaffray Companies Mutual Fund Restricted Share Investment Plan, as amended from time to time (the “Plan”), which allows the Employee the option of receiving a portion (not less than ten percent (10%) or more than fifty percent (50%)) of the award that would otherwise have been granted to the Employee under the Piper Jaffray Companies Amended 2003 Annual and Long-Term Incentive Plan, in the form of restricted stock or other equity of the Company, instead in the form of restricted property consisting of shares of selected mutual funds managed by Affiliates of the Company. Based on the Employee’s election, the Company hereby grants this award to the Employee under the following terms:

Terms and Conditions 1

1.    Grant of Restricted Mutual Fund Shares.

(a)    Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Employee the number of mutual fund shares specified at the beginning of this Agreement. These shares are subject to the vesting conditions and restrictions provided for in this Agreement and are referred to collectively as “Restricted Mutual Fund Shares” and each as the “Restricted Share.”

(b)    After the Employee has completed and submitted the election form and the deadline for submitting election forms, if any, has passed, no reallocation in the selected mutual funds shall be permitted an Employee’s election shall be irrevocable.

(c)    All vesting contingencies and restrictions provided for in this Agreement will apply to each Restricted Share. The Restricted Mutual Fund Shares may not (until such Restricted Mutual Fund Shares have vested in the Employee in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Share will remain restricted and subject to cancellation by the Company unless and until that Restricted Share has vested in the Employee in accordance with all of the terms and conditions of this Agreement and the Plan. The Employee shall execute such pledge or other agreement that the Company may require at any time to perfect such restriction.

2.    Vesting.

(a)    So long as the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate, then the Restricted Mutual Fund Shares shall vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement. Except as otherwise provided herein, if and when the Employee’s employment with the Company or an Affiliate terminates, whether by the Employee or by the Company (or an Affiliate), voluntarily or involuntarily, for any reason, then the Restricted Mutual Fund Shares shall cease vesting and the shares not vested as of the termination date shall be cancelled.

(b)    If the Employee’s employment by the Company and all its Affiliates terminates because of the Employee’s death or long-term disability (a “Disability” as defined in the Company’s long-term disability plan), then the unvested Restricted Mutual Fund Shares shall immediately vest in the Employee in full.

(c)    If the Employee’s employment by the Company and all its Affiliates is involuntarily terminated as a result of a Company-determined severance event (i.e., an event specifically designated as a severance event by the Company in a written notice to the Employee that he or she is eligible for severance benefits under the Company’s Severance Plan, as may be amended from time to time), then the unvested Restricted Mutual Fund Shares shall, as set forth in writing in a severance agreement, vest in full upon the expiration of a thirty-day period commencing upon the Employee’s execution of a general release of all claims against the Company, on a form provided by the Company for this purpose and within the timeframe designated by the Company; provided that, no such vesting shall occur unless (i) the Employee has not revoked the general release and it remains effective and enforceable upon expiration of the thirty-day period following its execution, and (ii) the Employee has complied with the terms and conditions of the Severance Plan and the applicable severance agreement.

(d)    If the Employee’s employment with the Company and all its Affiliates terminates for any reason other than for Cause (as defined in Section 4(b) below), the Employee’s death or Disability (as set forth in Section 2(b) above), or a Severance Event (as set forth in Section 2(c) above), then the Restricted Mutual Fund Shares shall cease vesting and be cancelled, unless, at or around the time of such termination, the Employee is offered by the Company, and voluntarily elects to sign, a Post-Termination Agreement with the Company. If the Employee signs a Post-Termination Agreement, and thereafter elects to comply with the Employee’s obligations under such Post-Termination Agreement, including the obligation to refrain from engaging in any Post-Termination Restricted Activities for the

1 Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan.

shorter of the remaining vesting period of the Restricted Mutual Fund Shares or two years following the date of termination, then the Restricted Mutual Fund Shares shall not cease to vest and shall not be cancelled in accordance with Section 4 below but rather, as set forth in the Post-Termination Agreement, shall continue to vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement for so long as the Employee elects to continuously refrain from engaging in any Post-Termination Restricted Activities. “Post-Termination Restricted Activities” include each of the following:

(i)    at any time during the period set forth in the Post-Termination Agreement, the Employee uses, discloses or misappropriates any Company-Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing. “Company-Confidential Information” means any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Employee has acquired or become acquainted with during the Employee’s employment with the Company or an Affiliate, including, without limitation, any confidential customer, client or account lists or contacts or confidential business plans or information; provided, however, that Company-Confidential Information shall not include any knowledge or information that is now publicly available or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or an Affiliate, other than as a direct or indirect result of the Employee’s disclosure in violation of this Section 2(d)(i);

(ii)    at any time during the period set forth in the Post-Termination Agreement, the Employee directly or indirectly, on behalf of the Employee or any other person (including but not limited to any Talent Competitor (as defined below)), solicits, induces or encourages any person then employed by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company;

(iii)    at any time during the period set forth in the Post-Termination Agreement, the Employee directly or indirectly, on behalf of the Employee or any other person (including but not limited to any Talent Competitor), solicits or otherwise seeks to divert any customer, client or account of the Company or any Affiliate with which the Employee had substantive interaction prior to the Employee’s termination of employment, away from engaging in business with the Company or any Affiliate; or

(iv)    at any time during the period set forth in the Post-Termination Agreement, without the prior written consent of the Company or an Affiliate, the Employee (x) becomes a director, officer, employee, partner, consultant or independent contractor of, or otherwise works or provides services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (y) has or acquires any material ownership or similar financial interest in any such Talent Competitor.

For purposes of this Section 2(d), a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

For clarity of understanding, Employee acknowledges and agrees that this Section 2(d) is not intended, and shall not operate, to prevent Employee from working or providing services for a Talent Competitor upon termination of employment. Rather, this Section 2(d) specifies the circumstances under which Employee has the opportunity to choose to forestall the cancellation of the unvested Restricted Mutual Fund Shares upon termination of employment (other than for Cause, death or Disability, or a Severance Event) by voluntarily electing to sign a Post-Termination Agreement and complying with the obligations thereunder (including the obligation to refrain from engaging in the specified Post-Termination Restricted Activities). Employee need not so choose, however, and is free to elect not to sign a Post-Termination Agreement, in which case the unvested Restricted Mutual Fund Shares shall be cancelled as described in Section 4 as a result of Employee’s termination of employment.

(e)    Notwithstanding any other provisions of this Agreement to the contrary, the Company may, in its sole discretion, declare at any time that the Restricted Mutual Fund Shares, or any portion thereof, shall vest immediately or, to the extent they otherwise would be cancelled, shall vest in the numbers and on such dates as are determined by the Company to be in the interests of the Company as determined by the Company in its sole discretion.

3.    Effect of Vesting. Upon the vesting of any Restricted Mutual Fund Shares, such vested Restricted Mutual Fund Shares shall no longer be subject to cancellation by the Company as provided in Section 4 of this Agreement.

4.    Cancellation of Unvested Restricted Mutual Fund Shares.
(a)    If (i) the Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of the Employee’s interest in or rights to any of the Restricted Mutual Fund Shares or the Restricted Mutual Fund Shares (except as permitted by Section 1(b) of this Agreement) become subject to attachment or any similar involuntary process in violation of this Agreement, or (ii) the Employee’s employment with the Company or an Affiliate (A) is terminated for Cause or (B) terminates under the circumstances covered by Section 2(c) or Section 2(d) of this Agreement and either (1) the conditions or restrictions of such Section, as applicable, are not satisfied or (2) the conditions or restrictions of such Section, as applicable, are satisfied but the Employee subsequently violates any of them, then any Restricted Mutual Fund Shares that have not previously vested shall cease to vest and shall be cancelled immediately.
(b)    For purposes of this Agreement, “Cause” means (i) the Employee’s continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Employee, (ii) the Employee’s conviction of a crime (including a misdemeanor) that, in the Company’s determination, impairs the Employee’s ability to perform his or her duties with the Company or an Affiliate, (iii) the Employee’s violation of any policy of the Company or an Affiliate that the Company deems material, (iv) the Employee’s violation of any securities law, rule or regulation that the Company deems material, (v) the Employee’s engagement in conduct that, in the Company’s determination, exposes the Company or an Affiliate to civil or regulatory liability or injury to their reputations, (vi) the Employee’s engagement in conduct that would subject the Employee to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder, or (vii) the Employee’s gross or willful misconduct, as determined by the Company.
5.    Potential Clawback.  The Restricted Shares and any mutual fund shares which vest in accordance with the terms of this Agreement, and any compensation associated therewith, including any proceeds received upon the sale of any mutual fund shares by the Employee, may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. This Agreement may be unilaterally amended by the Committee at any time to comply with any such compensation recovery policy.

6.    Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Employee shall have all of the rights of a mutual fund shareholder with respect to the Restricted Mutual Fund Shares, except as otherwise specifically provided in this Agreement.

7.    Fees and Distributions.

(a)    Management fees of the applicable mutual funds for the Restricted Mutual Fund Shares shall be the sole responsibility of the Employee.

(b)    If any mutual fund in which the Employee holds an interest distributes dividends, income or earnings with respect to Restricted Mutual Fund Shares, prior to the vesting of such Restricted Mutual Fund Shares, then the following shall apply. In the event of distributions made in cash, such cash distributions shall be paid to the Employee promptly, subject to tax withholding as noted below. In the event of in-kind distributions, extraordinary distributions (whether in other securities or other property) or other adjustment, such distributions shall be held in the account of the Employee together with the Restricted Mutual Fund Shares. All Restricted Mutual Fund Shares received via distributions shall also be restricted and shall vest on the dates specified in the Vesting Schedule at the beginning of this Agreement. For the avoidance of doubt, in the event that any Restricted Mutual Fund Shares are cancelled in accordance with this Agreement, the distributions with respect to any such Restricted Mutual Fund Shares not previously paid out will also be cancelled.

8.    Tax Withholding. The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes in the event of distributions or upon the vesting of the Restricted Mutual Fund Shares. In the event that the Employee elects under Code Section 83(b) to report the receipt of the Restricted Mutual Fund Shares as income in the year of receipt, the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the Employee’s receipt of the Restricted Mutual Fund Shares. The Employee agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Employee will promptly pay, in cash upon demand (or in any other manner permitted by the Company in accordance with the terms of the Plan), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or country in which the Employee may reside, and the tax consequences of the Employee’s death.

9.    Interpretation of This Agreement. All decisions and interpretations made by the Company with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

10.    No Promise of Future Awards or Continued Employment. The Employee acknowledges that this Agreement awards restricted property to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future Awards to the Employee or otherwise continue the participation of the Employee under the Plan. This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment at will, and otherwise deal with the Employee without regard to this Agreement.

11.    Binding Effect. This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of the Employee, and on the Company and its successors and assigns.
12.     Agreement to Arbitrate. The Company and the Employee each agrees (i) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement (including, without limitation, the grant, issuance or cancellation of Restricted Mutual Fund Shares) shall be settled by arbitration before and in accordance with the rules of the Financial Industry Regulatory Authority; and (ii) that judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Accordingly, the Company and the Employee each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes.

13.    Choice of Law. The Company is incorporated in the State of Delaware, and by its terms the Plan is governed by the laws of the State of Delaware. Accordingly, this Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
14.    Termination; Modification. In the event that any one or more of the Post-Termination Restricted Activities described in Section 2(d) above shall be held to be unenforceable, invalid or illegal for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, such restriction shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and the intent of the parties as set forth herein and yet be valid and enforceable under the applicable law as it shall then exist.  If any such restriction held to be unenforceable, invalid or illegal cannot be so construed or modified, then Section 2(d) shall be stricken in its entirety from this Agreement and this Agreement shall be construed, interpreted and enforced as if Section 2(d) had never been contained herein, and the unvested Restricted Mutual Fund Shares that are or have been the subject of Section 2(d) shall be deemed to have ceased vesting upon the termination of the Employee’s employment and the unvested Restricted Mutual Fund Shares shall be cancelled in accordance with Section 4 above.

15.    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Mutual Fund Shares and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of the Restricted Mutual Fund Shares and the administration of the Plan.
16.    Amendment and Waiver. Except as provided in the Plan or Section 5 above, this Agreement may be amended, modified, or canceled only by a written instrument executed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.
17.    Acknowledgment of Receipt of Copy. By execution hereof, the Employee acknowledges having received a copy of the Plan.
18.    Electronic Delivery of Fund Information. By execution hereof, Employee agrees to the electronic delivery of mutual fund prospectuses and other fund information. If Employee changes this consent, or Employee’s e-mail address for this purpose, Employee will notify the Company’s Human Resources department.
19.    Acknowledgement of Voluntary Election; Fairness. By executing this Agreement, the Employee acknowledges his or her voluntary election to receive and accept the Restricted Mutual Fund Shares subject to all of the terms and conditions set forth in this Agreement, and agrees to be bound thereby, including, without limitation, the terms and conditions specifying the circumstances under which the Restricted Mutual Fund Shares shall cease to vest. Employee further acknowledges and agrees that such terms and conditions are fair and reasonable in light of the circumstances under which the award of Restricted Mutual Fund Shares is being made.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.
IMPORTANT ACKNOWLEDGEMENT: By signing this Agreement, Employee voluntarily elects to receive and accept the Restricted Mutual Fund Shares subject to all of the terms and conditions set forth in this Agreement, and specifically acknowledges and agrees that the Restricted Mutual Fund Shares may cease to vest, as specified in Section 4(a). Employee also acknowledges and agrees that such terms and conditions are fair and reasonable under the circumstances.

EMPLOYEE

_________________________________

PIPER JAFFRAY COMPANIES

By________________________________
Its ______________________________